Black Hills Corp. Announces CFO Retirement and Leadership Appointment

RAPID CITY, S.D. — Oct. 27, 2022 — Black Hills Corp. (NYSE: BKH) today announced that Richard Kinzley, senior vice president and chief financial officer, will retire from the Company in mid-2023 after a distinguished career with the company. Consistent with the company’s long-standing and comprehensive leadership succession plan, Kimberly Nooney, the company’s vice president corporate controller and treasurer, will be appointed senior vice president, chief financial officer and treasurer effective April 1, 2023. Kinzley will provide transition support until his retirement to ensure a smooth succession.

Kinzley joined Black Hills Corp. in 1999 and during his 23-year career served in several executive leadership roles including strategy and business development, corporate controller, and chief financial officer since 2015.

“On behalf of the entire team at Black Hills, I want to thank Rich for his leadership and tireless dedication to the company,” said Linn Evans, president and CEO of Black Hills Corp. “I’ve worked closely with Rich over the past two decades and he has been a key partner and leader in helping grow the company from a single local utility to a regional electric and natural gas energy provider. Rich brought discipline to our capital allocation programs and helped guide the company through tremendous growth while building a talented finance and accounting team.”

Nooney is a 26-year veteran of the company and has served in roles of increasing responsibility in business development, accounting, systems and finance. Prior to her current role, Nooney was vice president and treasurer. As CFO, Nooney will lead all company matters relative to finance, accounting, treasury, investor relations and supply chain.

“Kimberly brings broad and extensive experience to the CFO role and I am excited to have her vision and leadership as we execute our next phase of growth and transition to the new energy future,” added Evans. “Kimberly is an energetic and passionate leader who successfully drives transformational change within Black Hills. I look forward to a seamless transition and Kimberly’s leadership to deliver long-term profitable growth for the company.”

Nooney brings 29 years of leadership, finance and accounting experience to her new role, including three years in public accounting. She holds a bachelor’s degree from the University of South Dakota.

Black Hills Corp.
Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented energy delivery company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota, and Wyoming. More information is available at www.blackhillsenergy.com.

Investor Relations
Jerome E. Nichols
605-721-1171
Jerome.nichols@blackhillscorp.com

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